EXHIBIT 4.1

                                  July 1, 2003


Wegener Communications, Inc.
11350 Technology Circle
Duluth, Georgia  30155

     RE:  FIFTH AMENDMENT

Gentlemen:

     WEGENER COMMUNICATIONS, INC., a Georgia corporation ("Borrower") and LaSalle Bank National Association, a national banking association ("Bank") have entered into that certain Loan and Security Agreement dated June 5, 1996 (the "Security Agreement"). From time to time thereafter, Borrower and Bank may have executed various amendments (each an "Amendment" and collectively the
"Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrower and Bank now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1.   The Agreement hereby is amended as follows:

     (a) Paragraph (11) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

          (11) RESTRICTION OF PAYMENT OF EXPENSE OF PARENT: Notwithstanding anything contained in the Agreement to the contrary, Borrower may pay various administrative expenses of Borrower's Parent, Wegener Corporation, provided that: (i) such payment is permitted under all applicable laws, (ii) no Event of Default shall have occurred prior to the time, or would occur as a result of such payment,
               (iii) the amount of expenses paid does not exceed One Million Four Hundred Thousand and No/100 Dollars ($1,400,000.00) for the Fiscal year ending as of August 31, 2003, and (iv) the amount of expenses paid does not exceed Six Hundred Thousand and No/100 Dollars ($600,000.00) for each Fiscal year thereafter.

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WEGENER COMMUNICATIONS, INC.
JULY 8, 2003
PAGE 2

     (b) Subparagraph (7)(b) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

          (b) TRANSACTION FEE: Borrower shall pay to Bank a one-time transaction fee in the amount of Five Hundred and No/100 Dollars ($500.00), which fee shall be fully earned by Bank on the date of this Amendment and payable on July 31, 2003.

          2. This Amendment shall not become effective until fully executed by all parties hereto.

          3. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.

                                        LASALLE BANK NATIONAL ASSOCIATION,
                                        A NATIONAL BANKING ASSOCIATION

                                        By: /s/ Mitchell Rasky

                                        Title: Vice President

Accepted and agreed to this 1st day of July, 2003.

WEGENER COMMUNICATIONS, INC.

By: /s/ Troy Woodbury
    TROY WOODBURY, JR.

Title: Treasurer and CFO
Consented and agreed to by the following guarantor of the obligations of WEGENER
COMMUNICATIONS,  INC. to LaSalle  National
Bank.

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WEGENER COMMUNICATIONS, INC.
JULY 8, 2003
PAGE 3


WEGENER CORPORATION

By: /s/ Robert A. Placek
    ROBERT A. PLACEK

Title: President and CEO

Date: July 1, 2003

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